Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-12755, No. 33-80504 and No. 33-3327 of Sharper Image Corporation on Form S-8 of our reports dated March 26, 1999, appearing in and incorporated by reference in this Annual Report on Form 10-K of Sharper Image Corporation for the year ended January 31, 1999.

San Francisco, California
April 30, 1999